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Supplemental Information Regarding Advisory Vote to Approve Named Executive Officer Compensation April 2016

Executive Summary By now, you have received our Notice of the 2016 Annual Meeting of Shareholders and Proxy Statement for the 2016 Annual Meeting of Shareholders. At our upcoming meeting, shareholders will be asked to vote on the Company’s Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation (the “Proposal”) While we are pleased that Glass Lewis & Co. has recommended shareholders vote “FOR” the Proposal, we were surprised by ISS’ recommendation to vote “AGAINST” the Proposal and are disappointed in this decision for the following reasons: We received “LOW” concern scores on all three quantitative ISS pay-for-performance tests, thus generating an overall “LOW” pay-for-performance concern; We received an overall governance score of 2 out of 10, which indicates one of the lowest governance risk scores a company could receive; and Our CEO and other named executive officers’ (“NEOs’”) compensation in 2015 was reduced by ~22% as a direct result of the Company’s 2015 stock performance. This supplemental information has been prepared by the Company in response to the recommendations of Institutional Shareholder Services (“ISS”). 2 We ask that you take into consideration the information provided herein and support the Board of Directors’ unanimous recommendation to vote “FOR” Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

Company Performance 3 1-Year Total Returns 3-Year Total Returns Since IPO Total Returns Total Shareholder Return Performance Purchased three hotels for an aggregate purchase price of $175.9 million. Sold 23 hotels for an aggregate sale price of $252.5 million. Completed two major redevelopment projects - one in San Francisco and one in Houston. Repurchased 8.0 million common shares for $225.2 million at an average price of $27.99. Declared cash dividends of $1.32 per share for the year, an increase of 26.9% over the cash dividends declared in 2014. Continued enhancement of internal infrastructure, control systems and procedures to accommodate the requirements of operating as a publicly-traded company, including the satisfaction of public company reporting requirements under applicable SEC regulations and NYSE listing standards. 2015 Operating Highlights While our total shareholder return (“TSR”) has lagged over the shorter one-year period, we have outperformed peer companies over a three-year period and since our initial public offering (“IPO”) in May 2011. Consistent with the Company’s focus on creating long-term shareholder value, the Compensation Committee emphasizes our returns over the longer-term period while also being sensitive to short-term underperformance. (1) (1) Represents our Executive Compensation Peer Group as defined on page 30 of our 2016 Proxy Statement. (1) (1) (32%) (20%) RLJ Peer Group Average 26% 23% RLJ Peer Group Average 44% 23% RLJ Peer Group Average

Our CEO’s 2015 Compensation 4 COMPONENT DESCRIPTION 2014 Payout 2015 Payout % Change Annual Cash Incentives CEO’s payout on 100% of plan determined by the achievement of pre-established corporate financial hurdles. CEO cash incentive award levels (as a percent of base salary): - Threshold : 100% - Target: 150% - Maximum: 200% - Outperform: 250% 2015 cash incentive paid out at 72% of target level $1,835,224 $943,804 (48.5%) Annual Equity Awards Shares vest ratably over 4 years. Grant size determined at the discretion of the Compensation Committee, which for 2015 resulted in an approximate 12% reduction due to our one-year TSR performance. $3,050,000 $2,675,000 (12.3%) 22% reduction in our CEO’s total 2015 direct compensation Our executive compensation plan reflects a pay-for-performance philosophy that is designed to incentivize management and increase shareholder value over the long-term while balancing risk and reward. Our CEO’s 2015 variable incentive compensation was as follows and demonstrates our commitment to our pay-for-performance philosophy: 2014 Total Compensation: ~$5.7 Million 2015 Total Compensation: ~$4.5 Million 22% Reduction

Summary of Proxy Advisors’ Compensation Assessments LOW Concern on Non-Performance-Based Pay Elements LOW Concern on Peer Group Benchmarking LOW Concern on Compensation Committee Communication LOW Overall Score on ISS Pay-for-Performance Evaluation (including a “LOW” concern score on each of the 3 pay-for-performance tests) HIGH Concern on Change in Control Severance Payment – ISS cited that the inclusion of the grant date fair value of annual equity bonuses MAY potentially inflate change-in-control payments. 5 Glass Lewis had a positive assessment of our compensation, which resulted in a “FOR” voting recommendation. ISS issued a “AGAINST” voting recommendation for our say-on-pay proposal, despite generally having a favorable assessment of our compensation program, including strong pay-for-performance alignment. The ONLY ISS criticism related to the severance provisions in our NEO’s employment agreements. ISS’ recommendation narrowly focused on a small, legacy employment agreement provision and failed to look at the overall positive compensation program on a more holistic basis. Positive ISS Factors Negative ISS Factors Company Response to the Negative ISS Factor: The Compensation Committee determined that this severance provision was appropriate for the following reasons: Reflects a legacy provision dating back to our IPO; There is a general industry standard of paying 3x annual compensation (already determined to be in-line with the market based on ISS standards); The Compensation Committee believes that annual compensation includes base salary and cash and stock bonuses (the Company purposefully allocates a significant portion of our NEOs incentive bonuses to stock to directly align management interests with those of shareholders); and In review of practices of other competitor companies, there were several other REITs who included the stock bonus in the severance calculation.

We urge shareholders to review our 2016 Proxy Statement, including the CD&A, and form their own opinions as to the reasonableness and appropriateness of our compensation program when evaluating our pay-for-performance. Your vote is important. We urge you to vote FOR the Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 3)